EXHIBIT 13


                             SUBSCRIPTION AGREEMENT


   The Yacktman Fund, Inc.
   303 West Madison Street
   Chicago, Illinois  60606

   Gentlemen:

             The undersigned hereby subscribes to 10,000 shares of the Common Stock, $.0001 par value per share, of The Yacktman Fund, Inc., in consideration for which the undersigned agrees to transfer to you upon demand cash in the amount of $100,000.

             It is understood that a certificate or certificates representing the shares subscribed for shall be issued to the undersigned upon request at any time after receipt by you of payment therefor, and that said shares shall be deemed to be fully paid and nonassessable.

             The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

             Dated and effective as of this ____ day of _________________, 1992.

                                 YACKTMAN ASSET MANAGEMENT COMPANY

                                 By:
                                      Donald A. Yacktman, President
                                      and Treasurer

                                 Attest:
                                           Jon D. Carlson, Vice
                                           President and Secretary

                                   ACCEPTANCE

             The foregoing subscription is hereby accepted. Dated and effective as of this ______ day of ____________________________, 1992.

                                 By:

                                      Donald A. Yacktman
                                      President
   (CORPORATE SEAL)


                                 Attest:
                                           Jon D. Carlson, Executive
                                           Vice President